Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 of our report dated August 23, 2001 relating to the financial statements of ITIS Services LLC, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts.” in such amended Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP

Stamford, CT
December 12, 2002